Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Ed Arditte
	609-720-4261	609-720-4621
	pfitzhenry@tyco.com	Karen Chin
609-720-4398

TYCO INTERNATIONAL ANNOUNCES PRELIMINARY AGREEMENT TO SETTLE
BONDHOLDER LITIGATION

PEMBROKE, Bermuda—April 11, 2008 — Tyco International Ltd. (NYSE: TYC, BSX: TYC) today announced that it has reached a preliminary agreement to settle the outstanding litigation related to its $3.7 billion of outstanding debt securities.  The agreement was reached with firms that advise the holders of approximately 80% of the debt.  In exchange for dismissal of the lawsuit and waiver of any alleged default, the agreement calls for Tyco to make an aggregate cash payment of $250 million to the holders of its debt securities.  None of the debt will be redeemed as a part of the settlement.  Tyco has also agreed to offer to exchange its notes due 2028 and 2029 for notes with maturities in 2019 and 2021, respectively.

As a result, Tyco will commence a consent solicitation for all the holders of the debt securities to waive any and all alleged defaults under Tyco's indentures related to the June 2007 separation of Tyco into three publicly traded companies, and to provide the holders with the right to require Tyco to repurchase the notes at a fixed price under certain circumstances in the event of a change in control.  Consents are being sought from holders of Tyco's 6.125% notes due 2008, 6.125% notes due 2009, 6.75% notes due 2011, 6.375% notes due 2011, 6.0% notes due 2013, 7.0% notes due 2028 and its 6.875% notes due 2029.

In addition, Tyco will commence an exchange offer for two series of its debt only to qualified institutional buyers pursuant to Rule 144A for its 7.0% notes due 2028 and its 6.875% notes due 2029.  The new notes issued in the exchange will have substantially the same terms as the existing notes (as amended in accordance with the consent solicitation), with the exception of the shortened maturities described above.

The closing of the transaction is conditioned upon the consent by the holders of at least a majority of each outstanding series of securities.  The closing is also subject to other conditions, including the agreement of the trustee to dismiss the litigation and the entry of an order by the Court dismissing the litigation.  Tyco expects to conclude the consent solicitations and exchange offer by the end of June, 2008.

This press release is neither an offer to sell or a solicitation of an offer to buy any exchange notes nor shall there be any sale of such notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.  Any offer of the exchange notes will be made only by means of a private offering memorandum. The exchange notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT TYCO INTERNATIONAL

Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco completed the spin-off of its healthcare and electronics businesses on June 29, 2007 and today has annual revenues of more than $18 billion and 110,000 employees. More information on Tyco can be found at www.tyco.com.

FORWARD-LOOKING INFORMATION

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended September 28, 2007 and Tyco's Quarterly Report on Form 10-Q for the period ended December 28, 2007.

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